Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-219455, 333-223635 and 333-231795) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements of PetIQ, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boise, Idaho
March 1, 2022